Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACTS:

Ms. Apple Liang	Stephen D. Axelrod, CFA
Sino-Global, Beijing.	Wolfe Axelrod Weinberger Assoc. LLC
+86-10-6439-1888	Tel. (212) 370-4500 Fax (212) 370-4505

SINO-GLOBAL ANNOUNCES FISCAL 2012 FINANCIAL RESULTS

- Revenues increased 2.9% for the fiscal year ended June 30, 2012 compared to prior fiscal year -

- Strong balance sheet with $4.4 million in cash and working capital of $1.8 million –

- Fiscal 2012 slowdown in China’s economy resulted in significantly lower iron ore imports -

Beijing, September 29, 2012 – Sino-Global Shipping America, Ltd. (Nasdaq: SINO), a leading, non-state-owned provider of shipping agency services operating primarily in China, today announced its selected financial results for fiscal year ended June 30, 2012.

Highlights for the Fiscal Year Ended June 30, 2012

•	Revenues increased 2.87% to US$33.9 million, from US$32.9 million in the fiscal year ended June 30, 2011.
•	Gross margin decreased to 7.96% in the current fiscal year compared to 10.07% in the prior fiscal year.
•	General and administrative expenses as a percentage of total revenues increased to 15.45% from 13.80% in fiscal 2011.
•	Net loss was US$2.81 million compared to net loss of US$1.25 million in fiscal 2011.
•	Basic and diluted losses per share were US$0.61 and US$0.30 for fiscal 2012 and fiscal 2011, respectively. Earnings and losses per share are adjusted for the non-controlling interest.

Fiscal 2012 was a difficult year for the Company as the economic slowdown in China had a significant impact on the volume of iron ore imported into China and, consequently, on the Company’s results. By aggressive marketing activities that resulted in new customers that load iron ore in overseas ports, Sino-Global was able to manage a small increase in revenues. The number of ships served increased from 421 in fiscal 2011 to 477 in fiscal 2012. However, since the increased number of ships served primarily used the Company’s lower agency fees per ship protective services, the contribution to overall revenues was insufficient to overcome the decline in iron ore imports.

To offset the decline in iron ore imports and higher costs being paid to Chinese local ports, Sino-Global undertook an intensive marketing effort to attract new clients and maintain and increase revenue growth, with some success, but general and administrative expenses and selling expenses increased as a result of such efforts.

Mr. Cao Lei, Sino-Global’s Chief Executive Officer, stated, “Because growth in China has slowed and may be unsteady in the future, Sino-Global is pursuing multiple strategies to promote future growth. The key elements of these strategies include: (1) increasing our market share in China by taking advantage of our size and reputation for superior service, (2) leveraging the high level of satisfaction of our current customers to recommend our services to potential customers that wish to ship to China, (3) continuing to expand our shipping agency network both in China and internationally as we have done over the past several years to reduce our dependence on a single country’s economy and, (4) remaining responsive to our customers’ needs and suggestions and continuing to develop strong working relationships with third parties in port cities.”

Mr. Mingwei Zhang, Chief Financial Officer further noted, “We have positioned the Company for future growth and we believe we are prepared to face difficulties if the economic recession continues and operating environment for shipping industries worsens. The Company is reviewing its business model to assess any opportunity for reducing operating expenses and improving productivity. We believe our efforts in growing revenues and controlling expenses will position the Company for success in the long run.”

Selected Financial Results for Fiscal 2012

Revenues

Total revenues increased by 2.87% from $32.9 million for the year ended June 30, 2011 to $33.9 million for the year ended June 30, 2012. The number of ships that generated revenues for us increased from 421 to 477 during the year ended June 30, 2012, but the revenues per ship serviced decreased as a result of providing lower-fee protective services to more ships and higher-fee loading/discharging services to fewer ships.

Cost of Revenues

Cost of revenues increased by 5.28% from $29.6 million for the 2011 fiscal year to $31.2 million for the 2012 fiscal year. Costs of revenues increased faster than revenues, resulting in the decrease of gross margins from 10.07% down to 7.96% for the comparative years ended June 30, 2011 and 2012, respectively. This was largely due to the devaluation of the U.S. dollar against the Chinese RMB.

Operating Expenses

General and administrative expenses increased by 15.22% from $4.5 million for the 2011 fiscal year to $5.2 million for the 2012 fiscal year. This increase was mainly due to (1) an increase of $323,176 in salaries and human resource expenses, (2) increased bad debts provision of $60,702 and (3) an increase of $113,551 in business promotion and expansion expense. Although we expect our general and administrative expenses will increase in line with our expanding marketing and operations in China and internationally, we will continue our budget control efforts to reduce the general and administrative expenses as a percentage of total revenues.

Selling expenses increased by 12.70% from US$342 thousand for the year ended June 30, 2011 to US$385 thousand for the year ended June 30, 2012, due to an increase in commission payments as a result of an increase in operating volume.

Operating Loss

Operating loss was US$2.92 million for the year ended June 30, 2012, compared to operating loss of US$1.57 million for the year ended June 30, 2011. The operating loss for the year of fiscal 2012 was primarily due to the lower gross margin and increase in general and administrative expenses.

Financial income was US$46 thousand for the year ended June 30, 2012, compared to our net financial income of US$199 thousand for the year ended June 30, 2011. The net financial income was derived largely from the foreign exchange benefit recognized in the financial statement consolidation.

Income tax benefits were US$120 thousand in 2012, compared to income tax benefits of US$77 thousand in 2011.

Net loss was US$2.81 million for the year ended June 30, 2012, compared to net loss of US$1.25 million for the year ended June 30, 2011. After deduction of non-controlling interest in loss, net loss attributable to Sino-Global Shipping America, Ltd. was US$1.77 million for the year ended June 30, 2012, compared to net loss of US$863 thousand for the year ended June 30, 2011.

Basic and diluted loss per share, which is based on net loss attributable to Sino-Global Shipping America, Ltd., was US$0.61, compared to basic and diluted loss per share of US$0.30 in the year-ago period.

Other Selected Data

As of June 30, 2012, we had US$4.4 million in cash and cash equivalents, compared to US$4.9 million in the year-ago period. Approximately 92.3% of our cash and cash equivalents are held in banks in the United States, Australia and Hong Kong.

About Sino-Global Shipping America, Ltd.

Registered in the United States in 2001 and operating primarily in mainland China, Sino-Global is a leading, non-state-owned provider of high-quality shipping agency services. With local branches in most of China’s main ports and contractual arrangements in all those where it does not have branch offices, Sino-Global is able to offer efficient, high-quality shipping agency services to shipping companies entering Chinese ports. With a subsidiary in Perth, Australia, where it has a contractual relationship with a local shipping agency, Sino-Global provides complete shipping agent services to companies involved in trades between Chinese and Australian ports. Sino-Global also cooperates with companies in Hong Kong, China, India, Brazil and South Africa to offer comprehensive shipping agent services to vessels going to and from some of the world’s busiest ports.

Sino-Global provides ship owners, operators and charters with comprehensive yet customized shipping agency services including intelligence, planning, real-time analysis and on-the-ground implementation and logistics support. Sino-Global has achieved both ISO9001 and UKAS certifications.

Forward Looking Statements

No statement made in this press release should be interpreted as an offer to purchase any security. Such an offer can only be made in accordance with the Securities Act of 1933, as amended, and applicable state securities laws. Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in Sino-Global’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as the date hereof. Sino-Global undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For More Information

For a more detailed review of Sino-Global’s financial results for fiscal year ended June 30, 2012, please refer to the company’s filing on Form 10-K filing or Sino-Global’s web site: www.sino-global.com.

- Tables to Follow -

SINO-GLOBAL SHIPPING AMERICA LTD. AND AFFILIATE

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the years ended June 30,
	2012	2011
	US$	US$

Revenues	33,881,248	32,935,823

Cost of revenues	(31,184,331)	(29,619,765)
Gross profit	2,696,917	3,316,058

General and administrative expenses	(5,236,167)	(4,544,578)
Selling expenses	(385,064)	(341,665)
	(5,621,231)	(4,886,243)

Operating Loss	(2,924,314)	(1,570,185)

Financial income, net	46,169	199,035
Other income, net	134,970	100,289
Loss from equity investment	(190,026)	(60,289)
	(8,887)	239,035

Net loss before provision for income taxes	(2,933,201)	(1,331,150)

Income tax benefit	120,232	77,412

Net loss	(2,812,969)	(1,253,738)

Net loss attributed to non-controlling interest	(1,044,894)	(390,401)

Net loss attributable to Sino-Global Shipping America, Ltd.	$(1,768,075)	$(863,337)

Net loss	$(2,812,969)	$(1,253,738)

Other comprehensive income
Foreign currency translation adjustments	25,732	(4,399)
Comprehensive loss	$(2,787,237)	$(1,258,137)

Less: Comprehensive loss attributable to non-controlling interest	(1,084,114)	(395,067)

Comprehensive loss attributable to Sino-Global Shipping America, Ltd.	(1,703,123)	(863,070)

Loss per share
-Basic and diluted	(0.61)	(0.30)

Weighted average number of common shares used in computation
-Basic and diluted	2,903,841	2,903,841

- More -

SINO-GLOBAL SHIPPING AMERICA LTD. AND AFFILIATE

BALANCE SHEET

	For the years ended June 30,
	2012	2011
	US$	US$
Assets
Current assets
Cash and cash equivalents	$4,433,333	$4,878,828
Advances to suppliers	901,654	338,307
Accounts receivable, less allowance for doubtful accounts of $357,042 and $194,955 as of June 30, 2012 and June 30, 2011, respectively	3,788,966	1,847,990
Other receivables, less allowance for doubtful accounts of $80,000 and $80,000 as of June 30, 2012 and June 30, 2011, respectively	377,835	417,853
Other current assets	82,257	99,000
Prepaid taxes	27,356	286,492
Deferred tax assets	175,000	117,000

Total current assets	9,786,401	7,985,470

Property and equipment, net	415,672	587,024
Other long-term assets	30,457	42,922
Deferred tax assets – long term	344,000	252,000
Equity investment	—	186,514

Total Assets	10,576,530	9,053,930

Liabilities and Equity
Current liabilities
Advances from customers	303,437	710,891
Accounts payable	7,467,145	2,913,553
Accrued expenses	92,217	81,146
Other current liabilities	169,628	173,249

Total Current Liabilities	8,032,427	3,878,839

Total Liabilities	$8,032,427	$3,878,839

Commitments and Contingency

Equity
Preferred stock, 1,000,000 shares authorized, no par value;	-	-
Common stock, 10,000,000 shares authorized, no par value; 3,029,032 shares issued, 2,903,841 outstanding as of June 30, 2012 and June 30, 2011	$7,709,745	$7,709,745
Additional paid-in capital	1,191,796	1,191,796
Treasury stock, at cost – 125,191 shares	(372,527)	(372,527)
Accumulated deficit	(3,056,858)	(1,288,783)
Accumulated other comprehensive loss	16,709	(9,023)
Unearned Stock-based Compensation	(202,089)	(397,558)

Total Sino-Global Shipping America Ltd. Stockholders’ equity	5,286,776	6,833,650

Non-Controlling interest	(2,742,673)	(1,658,559)

Total equity	2,544,103	5,175,091

Total Liabilities and Equity	$10,576,530	$9,053,930